                        CONSENT OF INDEPENDENT REGISTERED
                          CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement
(Form S-8) pertaining to the Global Signal Inc. Omnibus Stock Incentive Plan of
our reports dated February 13, 2004, except for Note 19 as to which the date is
April 27, 2004, with respect to the consolidated financial statements and schedules of Global Signal Inc. and of our report dated March 31, 2004 with respect to the statement of revenue and certain expenses of Tower Ventures included in the Registration Statement (Form S-11 No. 333-112839) and related prospectus, filed with the Securities and Exchange Commission pursuant to Rule
424(b) under the Securities Act of 1933, as amended.

                                                      /s/ Ernst & Young LLP

Tampa, Florida
June 4, 2004